Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the registration statements on Form S-8 of Pulmatrix, Inc. (File Nos. 333-195737 and 333-205752) of our report dated April 14, 2015, which includes an explanatory paragraph as to Pulmatrix, Inc.’s ability to continue as a going concern, with respect to our audits of the financial statements of Pulmatrix, Inc. as of December 31, 2014 and 2013 and for the years then ended, which report appears in an exhibit, which is part of this Amendment No. 1 to Form 8-K.

/s/ Marcum llp

Marcum llp

New York, NY

August 13, 2015